Exhibit 4.1

THE BANK OF NEW YORK MELLON

NEW YORK’S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

2 HANSON PLACE, 12TH FLOOR, BROOKLYN, N.Y. 11217

October 21, 2014

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

Smart Trust, Dynamic Sector Income Trust, Series 10

Dear Sirs:

The Bank of New York Mellon is acting as trustee for Smart Trust, Dynamic Sector Income Trust, Series 10 set forth above (the “Trust”). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on October 20, 2014, in accordance with the valuation method set forth in the Trust Indenture and Agreement. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-198473) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

Very truly yours,

 /s/ GERARDO CIPRIANO

Gerardo Cipriano

Vice President